Exhibit 10.2

RAIN ENHANCEMENT TECHNOLOGIES, INC

June 27, 2025

Mr. Randy Seidl

3141 Dahlia Way

Naples, Florida 34105

Re:	Amendment to Employment Letter with Rain Enhancement Technologies, Inc.

Dear Randy:

Reference is made to your employment letter, dated December 31, 2024 (the “Agreement”), between you and Rain Enhancement Technologies, Inc. (the “Company”, and collectively with Rain Enhancement Technologies Holdco, Inc, “Holdco,” or one of Holdco’s subsidiaries, the “Company Group”). This letter constitutes the first amendment to the Agreement. All capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Agreement.

(1)	The name of the Company is corrected throughout the Agreement hereby by substituting “Rain Enhancement Technologies, Inc.” in place of “Rainwater Enhancement Technologies, Inc.”

(2)	Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following replacement Section 3:

3. Retention Bonus Agreement. The Company, or any of its affiliated entities, will enter into a retention bonus agreement with you (the “Retention Bonus”) for a Retention Bonus in the amount of Five Million Eight Hundred and Twenty-thousand Dollars ($5,820,000). The Retention Bonus shall be payable to you upon the earlier to occur of your continuous service with the Company Group through and until (a) December 31, 2028 (“Retentions Bonus Date”), (b) the date on which the Company Group terminates your employment without cause prior to the Retention Bonus Date, or (c) the date on which a Change in Control is consummated. The earliest date determined by clauses (a), (b) and (c) in the prior sentence is referred to as the “Bonus Entitlement Date”. The Retention Bonus will be paid to you in one lump sum cash payment, reduced by any applicable withholdings and deductions required by law, within five (5) business days of the Bonus Entitlement Date.

(3)	Section 11 of the Agreement is hereby deleted in its entirety and replaced with the following replacement Section 11.

11. Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company Group or any of their affiliates to you or for your benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code, and would, but for this paragraph be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Company shall pay to you, no later than the time the Excise Tax is required to be paid by you or withheld by the Company Group, an additional amount (the “Gross-up Payment”) equal to the sum of the Excise Tax payable by you, plus the amount necessary to put you in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and any income and employment taxes imposed on the Gross-up Payment)) that you would have been in if you had not incurred any tax liability under Section 4999 of the Code. Any determination required under this paragraph, including whether any payments or benefits are parachute payments, shall be made by the Company Group in its sole discretion. You shall provide the Company Group with such information and documents as the Company Group may reasonably request in order to make a determination under this paragraph. The Company Group’s determinations shall be final and binding on the Company Group and you.

Except as set forth herein, the Agreement shall otherwise remain in full force and effect in accordance with its terms.

Please indicate your agreement to the terms herein by countersigning in the place indicated below.

Very Truly Yours,

Rain Enhancement Technologies, Inc.

By:	/s/ Harry L. You
Harry L. You, Chairman

Accepted and agreed:

By:	/s/ Randy Seidl
Randy Seidl

Date: